Exhibit 99.02

Combined 4Q05 Conference Call Script

Kenneth Kuk

Good morning. Welcome to KMG America’s 4th quarter and full year 2005 conference call. I have with me this morning Scott DeLong, our CFO, Jim Nelson, our General Counsel and Tom Sass who is in charge of operations.

Before we begin, I want to mention that certain statements made during this call relating to KMG America’s future operations, performance, growth plans and expectations of future developments are forward looking statements under federal securities laws. These statements are based on various assumptions and estimates that are subject to a number of risks and uncertainties. These risks are discussed in our fourth quarter earnings release, issued yesterday afternoon and our Form 10-K, to be filed next week. In light of these risks, actual results may differ materially from those expressed in any forward looking statements made during this call and should be considered carefully. KMG America assumes no obligation to publicly update or revise any forward-looking statements.

We announced yesterday afternoon that KMG America’s fourth quarter net earnings were $1.6 million and full year 2005 net earnings were $4.6 million. Earnings per share of $.07 for the quarter are in line with the analysts’ consensus estimate and represent the fourth consecutive quarter of positive earnings for KMG America since the IPO. Net earnings per share for the full year were $0.21. Scott DeLong will comment on earnings in more detail in a few minutes.

I would now like to address several sales and operational items including sales results for January 2006, sales productivity per representative, the status of sales rep hiring and several other factors which will impact earnings in 2006 and beyond.

As we reported in early January, sales results for our new large case business were $29 million for the full year 2005 and the period January 1 through February 1, 2006. These sales results were consistent with our early January 2005 estimate and below our original plan of $35 million, but still confirm that KMG America has been embraced by the benefits market place. We obviously have demonstrated KMG America can be a successful competitor in the group and voluntary segment of the life insurance business and our performance so far is a tribute to our sales management and sales organization, and the growing reputation of KMG America’s administrative platform. We continue to gain traction and credibility in the market place.

Since our last report on rep hiring, we have experienced some attrition in our sales organization. The number of KMG America sales representatives at year-end stood at 18, which was down 2 from when I last reported. One of the two was lured back to his former employer, and we had performance issues with the other rep that required us to terminate him. So far in 2006 we’ve added two sales representatives and had one departure of a rep that had not written any business for KMG America. So as of today, we have 19 sales reps. We are actively recruiting and we continue to believe we can grow our sales force to 25 reps by mid second quarter.

Productivity per rep data is becoming more meaningful as time passes. Based on our experience to date, the range of annualized production per representative is between $2.9 and $3.5 million per rep, depending on assumptions used in the calculation. In reality, we think we’re well within the acceptable range of productivity at this stage, and believe productivity will continue to improve as our product offering is completed.

Updating you on our product filing status, our stop loss product has been approved in 44 of the 46 states in which we are licensed; group life is approved in 35 of 46 states but not yet in the important Texas and Massachusetts markets. Both our long and short term disability products have been approved in 28 of 46 states. We are getting state approvals on group life at a slower pace than we did stop loss, while disability approvals are about where we would have expected having been filed a couple months after group life. There really is no explanation for the group life delay, and we continue to expect that we will get all of our products approved in the 46 states where we are licensed. It’s just a matter of time. Our focus in 2006 is on improving our Voluntary product offerings.

Moving on to premium growth, as most of you are aware, we wrote more stop loss business in 2005 and January 2006 than planned, largely because of some of these state approval delays. Over the past several weeks we have conducted a detailed margin analysis of our stop loss block, much of which was written in January of 2006. That review indicates that the margins we attained are somewhat less than our original model assumed. The good news is that stop loss is annually renewable and the rates can be adjusted upward as this market firms. Also, stop loss products are typically reinsured at a higher rate than group life and voluntary products. Because of these factors, there’ll be reduced overall net premium in 2006 versus company and analyst expectations.

While it is still premature in the evolution of our business to provide specific earnings guidance, we do want to report that the combination of reduced margins and higher re-insurance coverage percentages for stop loss will negatively impact both revenue growth and earnings in 2006 and possibly in 2007 as well. This margin and revenue shortfall will be partially offset by improved claims management on several Kanawha blocks of business, restructured reinsurance agreements and several aggressive expense management initiatives. For example, we recently have announced to our associates that our defined benefit pension plan will be frozen as of 9/30/06 and replaced with a larger 401-k match. Further, these expense management initiatives are being implemented in senior management compensation, with 2005 bonus awards being trimmed substantially below levels indicated by the incentive plans.

We have recently completed our 2006 budgets which now include the updated data as well as option expense and expect earnings per share to be in the $0.35-$0.40 range. While our earnings ramp is apparent and the long-term outlook remains excellent, the early trajectory is lower than expected. We are clearly not happy with this result and will continue to seek strategies to improve 2006 results. However we continue to believe that mid teen ROE’s are very realistic over time and that the platform we are building continues to offer the potential for significant earnings growth.

I would now like to give a brief update on the status of our investment portfolio. As we have previously indicated, our investment strategy has been to be opportunistic and move into longer term investments as rates increased. We have continued to do that and are now close to 100% invested. The holding company has an appropriate amount of cash to fund operations and our insurance company has little excess liquidity. Our overall yield has risen to approximately 5.00%, which is roughly 40 basis points higher than in the first quarter of 2005. Finally, our A.M. Best rating has been affirmed at A-.

Scott DeLong will now discuss financial results in more detail and then we’ll be available for questions.

Scott DeLong
I’ll start with a few words about our fourth quarter financial performance, and then discuss our 2006 revenue and earnings outlook.

Our 7 cents of operating income this quarter compares to 6 cents last quarter and 3 cents in the second quarter. So we are beginning to achieve a bit of a ramp in earnings as the new large case activity begins to show revenue growth, and the investment portfolio yield improves as we get close to full deployment of the excess cash and short term investments we’ve had throughout 2005. We’re satisfied with the fourth quarter result for two reasons. First, Kanawha’s legacy business continues to perform adequately, with operating income this quarter of 17 cents compared to 16 cents last quarter, 15 cents in the second quarter and 12 cents in the first quarter. Comparing the performance of the legacy business to the last quarter, premium revenue and investment income were up, and the benefit ratio improved from 84% to 78%. These favorable effects were partially offset by somewhat higher expenses and a drop in other income after the $300,000 favorable legal settlement in the third quarter. Second, losses from the rapid ramp of expenses related to our new activity now appears to have peaked, and we should see declining losses going forward as premium growth from the new sales activity outpaces expense growth. Operating losses from the new activity were 10 cents in the fourth quarter compared to 10 cents in the third quarter and 12 cents in the second quarter.

I’d like to say a bit more about the performance of Kanawha’s legacy business. The average portfolio yield was up another 7 basis points from the third quarter. We should see additional sequential quarterly increases throughout this year. While cash plus short term instruments averaged $95 million during the fourth quarter, we were at $70 million at year end, and should be very close to full investment by the end of the first quarter this year. The benefit ratio – which is policyholder benefits divided by earned premium – improved significantly from the third quarter in both the legacy worksite segment and the acquired business segments. We had thought that the rise in the third quarter benefits ratio had been impacted by some short-term factors in the acquired business segment and from the rapid lapsation of policies in a large disability income case in the worksite segment, and that appears to have been true. Partially offsetting this favorable benefits ratio trend in these two segments was a continuing increase in the benefit ratio in the Senior segment. In addition to an increase in newly opened claims, this trend reflects the continuing aging of this closed block, as well as a slower than expected pace of rate increase filings and approvals.

I’ll conclude the fourth quarter earnings discussion with a brief update on the earnings impact of the new KMG America activity. Sales, which are measured by new annualized premium, were up from $4.4 million in the third quarter to $6.2 million in the fourth quarter. Earned premium after reinsurance increased from $1 million to $1.8 million over the same time period. The benefit ratio on this new business was essentially flat compared to the third quarter at 62%. Expenses net of DAC were up $300,000 over the third quarter because of the continued expansion of the sales and underwriting staff. As I said earlier, as we look ahead we should begin seeing more rapid increases in revenues associated with the new large case activity compared to expense growth. Contributing to this trend should be a decline in costs associated with SOX compliance, now that the first full year of compliance is behind us.

Now, I’d like to make some comments about our earnings outlook for 2006. As Ken indicated we are not initiating formal earnings guidance going forward, but it is time to try to bring Street expectations in line with our recently completed review of key earnings drivers. This culminates a year-long analysis of all the factors that will impact our earnings this year and beyond. While our analysis will certainly be ongoing, we are now able to draw some meaningful conclusions from our important fourth quarter and January sales results, which has yielded valuable data regarding sales prospects and product margin potential for all of 2006. Some of these factors are more general and are indicative of current market demands and competitive conditions, while other factors are more specific to KMG America. We also recently completed a review of a key reinsurance treaty, and should benefit from renegotiated terms. And we’ve taken a fresh look at how the interest rate environment and current outlook is likely to affect portfolio yields, and have looked at current revenue and earnings trends in the Kanawha legacy business, among other things.

We looked at the published earnings models of the four analysts that follow our company, and based on a variety of factors both old and new, we have concluded that the premium revenue and earnings estimates are above those we now believe are realistically achievable in 2006. I’m going to comment on the following key earnings drivers and assumptions which should provide analysts and investors with sufficient data to adjust their estimates to account for recent developments and our revised outlook for the business. These factors are:

1.     Sales, premium revenue and margins for the “new large case activity”;
2.     Reinsurance costs on the “new activity”;
3.     Stock buyback and stock option expense;

Sales, premium revenue and margins for the “new activity”. We expect sales and premium revenue from the “new large case activity” to increase rapidly throughout 2006. While we are not giving specific guidance on sales, I note that two of the analysts following KMA have published sales assumptions for the new large case sales channel for 2006. The average of the two estimates is $77 million, a figure which we would agree is reasonable. But where should this assumption lead you in terms of earned premium for the year? We have roughly $25 million of new annualized premium sold in 2005, and we’ll get most of a full year of earned premium from the early 2006 sales of $17 million. So if you take 90% of those two numbers to account for modest lapses on the voluntary products as well as slightly less than a full year of premium earned on the January sales, the resulting amount at just under $40 million should be a good approximation for new direct earned premium in 2006 on sales already made through the early part of this year. If you subtract the $17 million of initial sales from the analysts’ $77 million average estimate for all of 2006, you’ll have $60 million of sales for the balance of 2006. Let’s estimate that about one-third of the remaining $60 million of 2006 sales will be actually earned during 2006, and adding that to the earned premium above for sales already made will give you between $55 and $60 million of total direct earned premium for the “new large case activity” in 2006, before factoring in reinsurance costs.

Due to slower that anticipated timing of our product approvals, many of our early sales have been single product offerings, with other products to be quoted later. This dynamic makes it more difficult to displace existing carriers and simultaneously achieve full product margins. Furthermore, stop loss is just emerging from a soft pricing environment with early signs that pricing is firming. Stand-alone group life sales are always competitive, with better margins usually available on follow-on voluntary benefit sales and when the group life case renews. Benefit ratios – which are policyholder benefits divided by net earned premium — on voluntary benefits are typically lower because the expense load is higher per unit of premium on these individual payroll-deduct products. While we can’t comment specifically on expected benefit ratios by product because of competitive considerations, I would note that overall we would expect benefit ratios for the “new activity” to be in the mid to high sixties this year, and improving over time as the multi-product sales strategy is implemented, sales grow and more business renews.

Reinsurance cost on “new activity”. It is not clear to what extent reinsurance cost for the “new activity” has been factored into analyst estimates for 2006. Two of our products are heavily reinsured: stop loss and disability, and given the timing of product approvals, stop loss has been a particularly large source of premium growth so far. With the reinsurance cost on stop loss as high as 35% and 45% of the direct premium, depending on case size, our net premium on Stop loss is probably significantly below what analysts might have modeled. For group disability, we reinsure 85% of the risk, while there is only a modest amount of reinsurance on group life. Finally, we don’t utilize much reinsurance on our voluntary products, which we expect to make up a material percentage of total “new activity” sales over time. Overall, the reinsurance cost on “new activity” will likely be above what analysts had expected at a little below 30% of direct earned premium in 2006, and a declining percentage in future years as stop loss falls as a percentage of total premium, and is replaced with a higher percentage of group life and voluntary products. While reinsurance is an indispensable risk management tool, it does reduce premium revenue without a proportional reduction in acquisition and operating expenses, so overall margins are reduced along with revenues.

Stock buyback and stock option expense. To some small degree, the consensus analyst estimate for 2006 seems to reflect an early 2006 buyback. Given our current sales forecast, we expect that all existing capital will be needed to support our growth plan while maintaining our financial strength ratings. We would therefore consider any buyback activity in 2006 as very unlikely.

Option expensing will go into effect in the first quarter of 2006, though this expense does not yet appear to be reflected in all analyst estimates. We have been providing 10Q footnote disclosures throughout 2005 for the pro forma effect on EPS from the new expensing rules. Our 2005 10K will show that 1,414,000 options were issued and are outstanding as of the end of 2005, with an additional 300,000 shares currently authorized for future use, mostly in 2006. All were issued at market prices, typically with 4 year vesting. The pro forma disclosure adjusted for the options yet to be granted in 2006 would indicate that EPS will likely be reduced by 4 cents per share in 2006 based on the Black-Scholes option pricing model. I would note that neither Ken nor I or indeed the entire senior management team has received any incremental options since the IPO. All have been used as long term incentives for staff and sales representative recruitment.

Everything I’ve discussed so far about our business fundamentals relates to the “new large case activity”. I will round out the earnings outlook discussion with some observations regarding the legacy activity. This activity produced 17 cents per share of operating income in the fourth quarter, which equates to an annual run rate of 68 cents. We expect earnings on this business to improve modestly in 2006 – perhaps around 5% for the full year compared to this run rate – primarily as a result of higher investment income. The average portfolio yield in the fourth quarter of 4.88% should increase slightly each quarter, and should average just above 5% for the full year. This yield expectation for 2006 is below what we were expecting as recently as last fall. For 2006 we would expect earned premium to be flat year over year as a result of the drop off in new long term care product sales in the second half of 2005, but then increasing modestly in later years, with continuing sales in the small case Worksite segment partially offset by the runoff in the Acquired Business segment. Looking past 2006, we would expect this legacy earnings base to be rather flat, with modest revenue increases of, say, 5%, and improving expense ratios offset by increasing benefit ratios as the closed blocks age.

In conclusion, at our 35 to 40 cent operating earnings per share range we now expect for 2006, we are clearly below the lowest current analyst estimate of 50 cents. Our earnings expectation equates to a Return on Average Equity around 4% or so in 2006, but we expect it to grow nicely thereafter. Our senior management team believes that stabilized Returns on Average Equity in the mid-teens range continue to be very achievable through our business model, although due to events beyond our direct control we now expect we will miss our original projected target to achieve those returns by year end 2007 by a matter of quarters.

I know I’ve covered a lot of ground over the past few minutes, but we will be filing these comments in an 8K soon after this web cast, which should be available to you in electronic form very shortly.

With that, I’ll turn it back to Ken for the Q&A session.

Kenneth Kuk

Q&A

Closing Comments

We would like to thank you for your participation on today’s call. We fully appreciate that missing estimates is unacceptable, and we are not happy about having to deliver the message that current estimates for 2006 are too high. However, in our judgment, it would be a mistake to focus strictly on the short term when KMA has accomplished so many of our original objectives and the prospects for the future continue to be so promising. We have demonstrated we can sell our products on a broad based scale nationally; the market has accepted KMG America as a strong industry participant; our earnings ramp is underway, and the market continues to be stable. We will stay the course and we remain confident in our ability to reach our goal of mid teen ROE’s and thereby deliver value for our shareholders.

We thank you for all your support and confidence. In launching an aggressive growth plan, it is inevitable that there will be bumps along the road, but the long-term opportunity remains as significant as when we started this journey.

Thank you.